Exhibit 10.117

Execution Copy

February 26, 2020

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into freely, by and between P. James Debney (“Debney”) and American Outdoor Brands Corporation (“AOBC”), a Nevada corporation and its parent, subsidiaries, affiliates, agents, successors, assigns and related entities (hereinafter collectively “the Company” unless the context requires otherwise). For purposes of this Agreement, Debney and the Company are collectively referred to herein as the “Parties.”

RECITALS

A.    Debney has resigned his employment effective January 14, 2020. (“Termination Date”). Debney will receive pay and benefits through the Termination Date whether or not he signs this Agreement.

B.    The separation between the Parties, as described herein, includes the resignation of any role by Debney with the Company, including but not limited to, director or officer of any Company parent, subsidiary, affiliate, agent, successor, assign or related entity. Debney shall resign his corporate Greathorse membership.

C.    Debney must continue to abide by all applicable surviving provisions of each and every agreement upon which he entered with the Company, including but not limited to, that certain Employment Agreement executed December 8, 2011 as of September 26, 2011 (“Employment Agreement”). However, all other provisions of the Employment Agreement are superseded by this Agreement and in the event of a conflict between this Agreement and the Employment Agreement, this Agreement shall be controlling.

D.    The Parties desire an amicable separation and wish to resolve all matters related to Debney’s separation by this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants, obligations and general release contained herein, the Parties hereby agree as follows:

AGREEMENT

1.    Recitals. The Recitals set forth above are hereby incorporated by reference and made a part of this Agreement.

2.    No Admission of Liability. The Parties acknowledge that by entering into this Agreement, the Company does not admit it has any liability whatsoever to Debney concerning Debney’s employment or the separation of that employment, nor does Debney admit that any wrongdoing was the cause of the separation of his employment with the Company.

3.    Consideration. In consideration for the provisions set forth in this Agreement, once this Agreement has become legally effective by reason of the expiration of the revocation period set forth in paragraph 16 below, and provided further that Debney complies with his continuing obligations under this Agreement and the Employment Agreement, the Company will pay Debney severance pay and other benefits (hereinafter referred to as “Separation Obligations”) as follows:

(a)    The Company will pay Debney the amount of $83,333 per month for a period of twelve (12) months after the Termination Date as severance pay, subject to legally required deductions for wages in accordance with the Company’s normal payroll practice;

(b)    The Company will provide reimbursement for Debney’s cost to maintain coverage under the Company’s group medical plans pursuant to COBRA for a period of twelve (12) months after the Termination Date, after which Debney will be fully responsible for any remaining COBRA payments

(c)    The Company will continue the payment of premiums required to maintain Debney’s Company-provided life insurance as of the Termination Date in the amount of $5.0 million from the Company for a period of twelve (12) months after the Termination Date, or in the alternative if such life insurance cannot be maintained to reimburse Debney for the amount of premiums that would otherwise be payable to the insurer so that Debney can either convert the coverage to an individual policy or buy other insurance.    Debney shall be solely responsible for obtaining coverage and shall assume all obligation for premium payments except as set forth herein. The Company agrees to cooperate with Debney’s efforts to convert or buy other insurance should Debney decide to do so.

(d)    The Company will make a lump sum payment of Five Thousand Dollars ($5000) to reimburse Debney for the costs of moving expenses to move his personal property out of the Company’s offices.

(e)    The Company will extend the exercise date for Debney’s exercise of his options to purchase 160,667 shares of the Company’s Common Stock at the price of $8.89 per share under the Company’s 2013 Incentive Stock Plan (which would otherwise expire 30 days after the Termination Date) to the earlier of July 31, 2020 or the day prior to the Effective Date of the Company’s planned separation of its outdoor products and accessories business from the Company’s firearm business (hereinafter referred to as the “Spin-Off”).

(f)    The Company will vest Debney as of the Termination Date in 44,731 of his currently unvested RSU’s subject to the same delivery procedures applicable to Debney’s currently vested RSUs except there will be no one-year hold requirement, provided that all other unvested RSUs shall be terminated and of no effect. All vested RSUs that remain undelivered will be delivered in accordance with the usual delivery procedures.

Debney agrees that the Separation Obligations that are not available to employees who resign their positions, together with the Company’s other promises and obligations under this Agreement are sufficient for the release, obligations and covenants contained in this Agreement.

4.    Debney Representations. Debney acknowledges that no Separation Obligations will be paid to Debney until after this Agreement has been executed, and the revocation period referenced in Paragraph 16 below has expired. Debney acknowledges and agrees that upon receipt of his final paycheck for work performed through the Termination Date, less the usual withholdings for state and federal taxes and related deductions, Debney will have received from the Company all monies owed to Debney for services provided to the Company. Debney further specifically acknowledges having received all monies to which Debney may be entitled and has no other or further claim for unpaid compensation of any kind against the Company and/or any and all other Releasees described in Paragraph 6 below. Debney further acknowledges, agrees and attests that Debney has not been denied any leave or benefit requested; has no workplace injuries or occupational diseases; and has been paid or received all leave (paid and unpaid), and compensation, bonuses, commissions, and/or benefits, to which Debney claims to have been entitled. Debney reported all work-related injuries suffered during employment and any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity. Debney further represents and warrants that there are no claims, charges, lawsuits or other legal matters presently pending against the Company and that he has not made any assignment or other transfer of any interest in any claim that is subject to the release by Debney contained in paragraph 6 below.

5.    Tax Treatment and Indemnification. Debney agrees to be responsible for and pay any and all taxes and assessments that are or may become due and owing on account of the payment of any of the Separation Obligations and to indemnify the Company for any taxes and assessments (including, but not limited to, unpaid taxes, penalties or interest) that the Company may be required to pay as a result of the Parties’ agreed-upon tax treatment of the Separation Obligations or Debney’s (or Debney’s advisors’) failure to pay required taxes or other assessments on any portion of the Separation Obligations. The Company will issue IRS W-2 forms and 1099 forms as required by law and make all legally required deductions in connection with the Separation Obligations or other future payments due to Debney.

6.    General Release by Debney. In exchange for the consideration referenced in Paragraph 3 above, and the other terms and benefits described in this Agreement, to which Debney is not otherwise entitled, Debney voluntarily and knowingly, both individually and as a member of any class, and on behalf of Debney’s spouse, heirs, executors, successors, administrators, and assigns, hereby releases, compromises, settles, acquits, and forever discharges the Company and its affiliates, successors, subsidiaries, and their respective officers, directors, shareholders, agents, supervisors, and employees (jointly referred to as the “Releasees”) from any and all demands, charges, claims, actions, and damages of every nature and description that Debney legally may waive and release including, but not limited to, any and all rights to the maximum extent permitted under certain federal and state statutory provisions, orders, and regulations prohibiting discrimination based on race, color, sex, religion, disability, age, national origin and/or veteran status, any and all claims or damages for breach of contract, retaliation, wrongful termination, unpaid wages, defamation, whistleblowing or any other tortious or intentional misconduct, back pay, front pay, statutory liquidated damages, compensatory and punitive damages, liabilities, suits, costs, expenses, compensation, and benefits of every nature and description, including attorneys’ fees, reinstatement, and reemployment, that Debney has now or may hereafter accrue on account of or arising in whole or in part out of Debney’s employment by the Company or separation of that employment (the “Released Matters”). The Released Matters include, but are not limited to, violations of any and all rights Debney may have under any and all federal, state, or local statutes, regulations, ordinances, executive orders, policies, or under common law, or any employee policy, manual, or contract of employment governing the Company’s employment practices, including by way of non-exclusive examples, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts, 42 U.S.C. Sections 1981-88, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (“ADEA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, the Family and

Medical Leave Act, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, the Debney Retirement Income Security Act of 1974, the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act, as amended (“OSHA”), National Labor Relations Act, Equal Pay Laws, the Massachusetts Civil Rights Act, M.G.L. c. 12§ 102 and 103, the Massachusetts Wage Statute, M. G.L. c. 149, the Massachusetts Employment Security Law, M.G.L. c. 151A, the Massachusetts Fair Employment Practices Statute, M.G.L. c. 151B; the Massachusetts Consumer Protection Act, M.G.L. c. 93A, the Massachusetts Equal Rights Act, M.G.L. ch. 93§§102, 103, , any local laws, codes or ordinances, amendments or regulations promulgated pursuant to any of the foregoing and/or any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any identification of specific statutes or law shall not limit the scope of this general release in any manner. This Release does not extend to and does not release (a) Debney’s rights to vested benefits under the Company’s 401(k) and NDQP Plans (b) Debney’s COBRA rights, (c) Debney’s rights to unemployment benefits or workers compensation benefits (d) any claims which cannot be released as a matter of law (e) any claim for breach of this Agreement (f) any right to indemnification for claims of third parties pursuant to the Bylaws of the Company and subject to the terms of the Company’s Directors and Officers insurance policies.

7.    Protected Rights. This Agreement does not prevent Debney from (a) filing a charge of discrimination with the EEOC (b) reporting any information to the SEC or any other government agency or regulatory authority having jurisdiction over the Company, or in accordance with any applicable state or federal laws providing for whistleblower protection or (c) cooperating with any governmental investigation of the Company. However, by reason of the release contained in paragraph 6 hereof, Debney agrees that he will not seek or accept any award of damages or attorneys’ fees of any kind arising out of a charge or complaint filed by Debney, provided that this does not limit Debney’s right to recover an award from the SEC.

8.    Release by Company. The Company releases Debney and his heirs, successors, administrators and assigns of and from any claims that the Company has against Debney arising out of or relating to his acts or omissions while employed by the Company that are reasonably known to Company as of its date of execution of this Agreement. This Release does not extend to and does not release (a) any claims by the Company based upon fraudulent conduct or other facts concealed by Debney from the Company or (b) any claims for breach of this Agreement.

9.    Cooperation and Notification of Legal Process. Debney agrees to reasonably cooperate with the Company in connection with any investigation or litigation relating to any matter as to which Debney has relevant knowledge. The Company will pay Debney’s reasonable out of pocket expenses (not including attorney’s fees) associated with attending required meetings, depositions, trials or other legal proceedings. Debney shall provide prompt notice to the Company of any subpoena or other legal process served upon Debney relating to his performance of duties for the Company. If Debney is required to spend time on such matters, the Company shall compensate him for actual time on such matters at an hourly rate of $360.00.

10.    Confidentiality. Debney agrees and acknowledges that the facts and circumstances leading to this Agreement are confidential and, as such, Debney agrees not to disclose to third Parties any facts or circumstances in or any negotiations or communications leading up to the complete execution of this Agreement, or its terms except to his spouse, attorneys, accountants, professional career advisors, potential new employers, and/or their agents, and/or otherwise as required by law or legal process. Debney consents to the Company’s disclosure of the terms of this Agreement or otherwise confidential matters to the extent required by the Company’s obligations under the Federal Securities Laws or to others within the Company or outside the Company having a business need to know such matters.

11.    Reliance. The Parties acknowledge that in deciding to sign this Agreement:

(a)    They have relied upon their own judgment and that of the persons each has chosen to provide advice or counsel regarding this Agreement;

(b)    They have had the opportunity to consult with an attorney of their own choosing before signing this Agreement;

(c)    They have had a sufficient period of time to consider whether to enter into this Agreement and to consider the terms and provisions of this Agreement;

(d)    No statement made by any party or their agents has in any way unduly influenced or coerced another party to sign this Agreement;

(e)    Debney represents that Debney has not filed an administrative charge, complaint, or initiated any legal or quasi-legal proceeding against or involving the Company, and, to the extent any such filing has occurred, that Debney will undertake any and all steps necessary to obtain dismissal with prejudice of any and all said charge, complaint or proceeding; and

(f)    This Agreement is written in a manner that is understandable to the Parties and each has read and understood all paragraphs of this Agreement.

12.    Severability. Should a court of competent jurisdiction declare any portion of this Agreement unenforceable, for whatever reason, the remainder of the Agreement will continue in full force and effect as though the Agreement does not contain the unenforceable portion.

13.    Non-Disparagement. Debney will make no statement that a reasonable person should realize may disparage, discredit, embarrass, humiliate, cast in a negative light, or otherwise damage the Company (or any Releasee), their businesses, or their reputations unless required to by law. This provision does not restrict the Debney from responding fully and truthfully in a legal or other government proceeding in which Debney is under oath or responding to subpoena or otherwise required by law to cooperate with a government entity.

Other than the previous press release by the Company announcing the separation and the proposed filing by the Company of a Form 8-K Report summarizing this agreement and filing this agreement with the SEC, the Company has no intention to make any further SEC filings or to issue any written statement that a reasonable person would believe to be disparaging, discrediting, embarrassing, casting in negative light, or otherwise damaging Debney, his business, or his reputation unless required by law or court order or in response to a written statement by Debney.

14.    Employment Agreement. Debney affirms that the covenants contained in paragraph 5 of the Employment Agreement are valid and legally binding obligations which are incorporated herein by reference as essential terms of this Agreement, subject to the following modification: The duration of Debney’s obligation not to compete against the Company in its firearms business pursuant to paragraph 5(b) of the Employment Agreement shall be two (2) years from the Termination Date. The duration of Debney’s obligation not to compete against the Company in its outdoors business pursuant to paragraph 5(b) of the Employment Agreement shall be one (1) year from the Termination Date. For clarity, the non-solicitation covenant in paragraph 5(c) of the Employment Agreement shall be two (2) years from the Termination Date for all businesses of the Company. Debney acknowledges that his violation of any of these covenants will cause the Company to suffer irreparable injury and thereby entitle the Company to seek equitable and/or injunctive relief to enforce its terms. In addition, because any violation of these covenants would be a material breach of this Agreement, the Company’s obligation to provide the Consideration referred to in paragraph 3 of this Agreement will cease upon Debney’s breach of the covenants. Debney will promptly return all books, records, papers and other Company property to the Company as required by Paragraph 5(e) of the Employment Agreement. Debney may retain his iPhone and iPad provided that all Company confidential and proprietary information has been deleted or otherwise secured by the Company and Debney may use his iPhone number as a personal number for his own personal paid account.

15.    Governing Law and Venue. This Agreement will be interpreted, enforced and governed by Massachusetts law, and any action relating to this Agreement, including a request for injunctive relief to protect either Party from irreparable harm will be maintained in a state or federal court of competent jurisdiction in Massachusetts. The Parties consent to personal jurisdiction and venue in the courts of Massachusetts.

16.    Older Workers Benefit Protection Act of 1990. The Age Discrimination in Employment Act of 1968, 29 U.S.C. Sec. 621, et seq., (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (the “OWBPA”) and, regarding said OWBPA, Debney and the Company intend this Agreement to be a valid waiver, knowingly and voluntarily made, of any rights or claims under the ADEA and OWBPA to the maximum extent permitted by said OWBPA and:

(a)    that this Agreement shall not cover claims that may arise after the date on which it is executed;

(b)    that the consideration for this Agreement is in addition to anything of value to which Debney already is entitled;

(c)    that Debney acknowledges the Company has advised Debney in writing Debney may consult with an attorney before signing this Agreement;

(d)    that Debney has been given sufficient time to decide to sign this Agreement for a period of up to twenty-one (21) calendar days after the date on which Debney received this Agreement. Debney knowingly and voluntarily waives the remainder of the 21-day consideration period, if any, following the date Debney signed this release below. Debney has not been asked by the Company to shorten Debney’s time-period for consideration of whether to sign this release. The Company has not threatened to withdraw or alter the benefits due Debney prior to the expiration of the 21-day period nor has the Company provided different terms to Debney because Debney has decided to sign the release prior to the expiration of the 21-day consideration period. Debney understands that having waived some portion of the 21-day consideration period, the Company will expedite the processing of benefits provided to Debney in exchange for signing the release;

(e)    that Debney acknowledges Debney has the right to revoke this Agreement within seven (7 business days after signing it, and Debney and the Company agree this Agreement shall not become “effective or enforceable” until such seven (7) business day revocation period has expired. Any revocation within this period must be submitted, in writing and delivered pursuant to the Notice provisions of this Agreement.

17.    Remedy for Breach of Agreement. The Parties agree that the party deemed by a court or arbitrator to be the breaching party will pay the party adjudged to be the non-breaching party or Parties its/their costs and reasonable attorneys’ fees in any action before any agency, tribunal, court or forum, to enforce any of this Agreement’s terms or provisions.

18.    Entire Agreement. Except as otherwise provided herein, this Agreement, together with those terms of the Employment Agreement incorporated herein by reference, sets forth the entire agreement between the Parties with respect to the subject matter of this Agreement, and fully supersedes all prior agreements or understandings. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Debney and a duly authorized officer of the Company, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed, Debney or a duly authorized officer of the Company may waive compliance by the other Party with respect to any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise, failure to insist on strict adherence to, or delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. The Parties intend that this Agreement must be fairly and reasonably construed in light of their intent as expressed above.

19.    Construction. Debney and the Company each agree that each has had a fair opportunity to participate in the negotiation and drafting of this Agreement and that each has had the opportunity to be represented by counsel. Debney and the Company each agree that the rule of construction requiring that ambiguities are to be resolved against the drafting party does not apply to the interpretation of this Agreement, and that no inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

20.    Counterparts and Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Copies of any such counterparts may be used in lieu of the originals for any purpose and may be exchanged electronically

21.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s and Debney’s respective successors, assigns, heirs, estates and representatives. Upon the Effective Date of the Spin-Off, both the Company and any successor or assign shall have the right to enforce this Agreement and the surviving terms of the Employment Agreement.

22.    Notices. Any notice permitted or required to be given pursuant to this Agreement must be given in writing and delivered by registered mail or through UPS, Federal Express, or other commercial delivery service that provides a written confirmation of receipt to the following addresses (which may themselves be modified by written notice)

If to the Company:

American Outdoor Brands Corporation

2100 Roosevelt Avenue

Springfield, MA 01104

Attention: General Counsel

If to Debney:

P. James Debney

278 Scantic Road

Hampden, MA 01036

By signing below, Debney and the Company each acknowledge that they have carefully read and understood all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

[SIGNATURE PAGE FOLLOWS]

P. JAMES DEBNEY	AMERICAN OUTDOOR BRANDS CORPORATION

/s/ P. James Debney	By:	/s/ Jeffrey D. Buchanan Jeffrey D. Buchanan Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Date: February 26, 2020	Date: February 26, 2020

[Signature Page to Separation Agreement and Release]